Exhibit 10.4

July 26, 2022
Clean Earth Acquisitions Corp.
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738

Re: Clean Earth Acquisitions Corp.-- Reduction of Deferred Discount

Ladies and Gentlemen:

This letter references the underwriting agreement (the “Underwriting Agreement”), dated February 23, 2022, between Citigroup Global Markets Inc. (“Citigroup”), as representative of the underwriters named on Schedule I of the Underwriting Agreement (the “Underwriters”), and Clean Earth Acquisitions Corp., a Delaware corporation (the “Company”), providing for the issuance and sale to the several Underwriters of an aggregate of 20,000,000 units of the Company, in addition to 3,000,000 units of the Company on exercised of the over-allotment option. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Underwriting Agreement.

Solely in the event the Company consummates an Initial Business Combination with [Intentionally Redacted]1 (the “Target”), Citigroup agrees to forfeit (and irrevocably waives any right to) 50% of its share of the Deferred Discount (or $3,622,5002) that is to be paid to the Underwriters upon the consummation of such Initial Business Combination and paid out of the proceeds of the Offering held in the Trust Account in accordance with Sections 2(c) and 5(bb) of the Underwriting Agreement. The amount waived and forfeited by Citigroup may, in the discretion of the Company, be allocated to the other Underwriter or, to the extent not allocated, reduce the Deferred Discount.  Upon the earlier of (i) the execution of a binding definitive agreement with the Target in connection with an Initial Business Combination and (ii) the election by the Company not to proceed with an Initial Business Combination with the Target, the Company will promptly inform Citigroup of the name of the Target. Except as modified by this paragraph, the Underwriting Agreement shall otherwise remain in full force and effect.

[1]	The name of the Target has been intentionally redacted for confidentiality. The Target is a European company in the clean energy space with EBITDA of approximately $10-15 million.
[2]	Represents 50% of the Deferred Discount of $8,050,000 (including the over-allotment option) multiplied by Citigroup’s 90% share of the Deferred Discount.